Exhibit 99.1

Verastem Oncology Reports Second Quarter 2026 Financial Results and Highlights Recent Business Updates

AVMAPKI® FAKZYNJA® CO-PACK net product revenue of $25.1 million

First patients dosed in all three TARGET-D Phase 2 registration-directed clinical trials evaluating VS-7375 across 2L PDAC, 2L/3L NSCLC, and 2L+ CRC

Updated clinical data for VS-7375 across pancreatic, lung, and colorectal cancers expected in October

Entered into a non-dilutive royalty financing agreement with Oberland Capital providing up to $75 million in cash, including $50 million at closing

Ended Q2 2026 with $136.4 million in cash, cash equivalents, and investments; proforma cash of $201.4M with Oberland and COPIKTRA sales milestone, combined with expected product revenue and future tranche from Oberland facility, expected to extend cash runway into the second half of 2027

Company to host a conference call and webcast today at 4:30 p.m. ET

BOSTON--(BUSINESS WIRE) – Aug. 6, 2026-- Verastem Oncology (Nasdaq: VSTM), a biopharmaceutical company committed to advancing new medicines for patients with RAS/MAPK pathway-driven cancers, today reported financial results for the second quarter ended June 30, 2026, and highlighted recent business progress.

“The second quarter marked meaningful progress across our commercial business and pipeline programs, with strong quarter-over-quarter growth for AVMAPKI FAKZYNJA CO-PACK driven by new patient starts and increased refills,” said Dan Paterson, president and chief executive officer at Verastem Oncology. “In the first-half clinical update for VS-7375, we demonstrated encouraging activity across multiple KRAS G12D-driven tumors, including pancreatic, colorectal, and non-small cell lung cancers. VS-7375 demonstrated dose-dependent anti-tumor activity, favorable PK supporting target exposure, and a manageable safety and tolerability profile without many of the on-target toxicities seen with panRAS approaches. With the first patients dosed across our three registration-directed Phase 2 trials, we expect to complete enrollment by year-end. We remain focused on advancing what we believe is a differentiated KRAS G12D inhibitor with the potential to fundamentally change outcomes and the treatment experience for patients with KRAS G12D-driven cancers, and we look forward to sharing additional clinical data in October.”

Mr. Paterson added, “The incremental $90 million in non-dilutive funding strengthens our balance sheet and allows us to get beyond key data read outs, continue evaluating strategic partnerships, and preserve strategic flexibility as we evaluate future financing opportunities.”

Second Quarter 2026 and Recent Updates

AVMAPKI® FAKZYNJA® CO-PACK (avutometinib capsules; defactinib tablets)

•	AVMAPKI FAKZYNJA CO-PACK generated net product revenue of $25.1 million for the second quarter of 2026.
•	In July, updated data from the RAMP 201 Japan study were presented at the Annual Meeting of the Japanese Society of Gynecologic Oncology (JSGO) held July 17-19, 2026, in Sapporo, Japan. As of May 29, 2026, 16 efficacy-evaluable patients with recurrent low-grade serous ovarian cancer (LGSOC) had received avutometinib plus defactinib, with a median follow up of 12.4 months. The combination achieved a 44% overall response rate and a 94% disease control rate across all patients. Response rates were 71% in patients with KRAS-mutated tumors and 22% in those with KRAS wild-type tumors, with disease control rates of 100% and 89%, respectively. Overall, 94% of patients experienced tumor shrinkage, and 11 of 16 patients remained on treatment at the data cutoff.

•	On June 17, the Company announced positive updated results from the RAMP 205 Phase 1b/2a recommended phase 2 dose cohort of 29 patients evaluating avutometinib plus defactinib in combination with gemcitabine and nab-paclitaxel in first-line metastatic pancreatic ductal carcinoma (PDAC). As of the June 5, 2026 data cutoff (median follow-up of 9.8 months) the combination achieved a 52% confirmed objective response rate (cORR), with both an 86% overall survival rate and 68% progression-free survival rate at six months. The combination demonstrated a consistent safety profile with no new safety signals. Nine patients remain on treatment, and follow-up continues as survival data matures.
•	On May 8, the Company announced the launch of the new LGSOC Resource Guide to support people living with LGSOC.
•	On April 30, the Company announced the launch of a new healthcare professional and patient marketing campaign, Reimagine Recurrent Low-Grade Serous Ovarian Cancer), to drive awareness of AVMAPKI FAKZYNJA CO-PACK.
•	On April 10, the Company announced new two-year median follow-up data from the Phase 2 RAMP 201 trial that demonstrated durable benefit of avutometinib plus defactinib across both KRAS-mutant and KRAS wild-type patients with recurrent LGSOC, with discontinuation rates due to adverse events consistent with the primary analysis. The data were presented at the Society of Gynecologic Oncology (SGO) 2026 Annual Meeting on Women’s Cancers. A new exposure-response analysis was also presented at SGO that demonstrated that the approved dose and schedule of avutometinib plus defactinib achieved the optimal therapeutic effect.

Expected Key Milestones:

•	Report a topline readout of the primary endpoint in the RAMP 301 trial in mid-2027.
•	Continue to pursue regulatory paths for potential expansion of recurrent LGSOC into Europe and Japan.

VS-7375, an Oral KRAS G12D (ON/OFF) Inhibitor in Advanced Solid Tumors

•	On July 28, July 22, and June 16, the Company announced the first patient was dosed in the TARGET-D 203 colorectal cancer (CRC), TARGET-D 202 non-small cell lung cancer (NSCLC), and TARGET-D 201 PDAC clinical trials, respectively, marking the initiation of patient enrollment across all three TARGET-D registration-directed Phase 2 studies.
•	At the end of June, the Company completed target enrollment in TARGET-D 101 PDAC and NSCLC monotherapy cohorts and CRC cetuximab combination cohorts. More than 200 patients have been treated with VS-7375 in the TARGET-D 101 dose escalation and expansion study.
•	The Company has also cleared the 1200 mg daily (QD) dose of VS-7375 with no dose-limiting toxicities (DLTs) observed. Patients will continue to be evaluated at this dose in the TARGET-D 101 dose escalation study to support Project Optimus requirements, with no changes to the current study designs for the Phase 2 TARGET-D 201, 202, and 203 clinical trials.
•	On June 23, the Company announced a preliminary update and progress from the VS-7375 clinical development program. The data presented continued to support a differentiated profile for VS-7375, demonstrating encouraging anti-tumor activity across multiple KRAS G12D-driven tumor types, including metastatic PDAC, metastatic CRC, and advanced NSCLC, with evidence of dose-dependent activity, favorable pharmacokinetics (PK) supporting target exposure, and a favorable, manageable safety and tolerability profile. Patient follow-up continues to mature across both monotherapy and combination cohorts.

•	On June 23, the Company announced its and Erasca, Inc.’s intent to enter into an agreement to evaluate VS-7375 with Erasca’s potential best-in-class oral pan-RAS molecular glue, ERAS-0015, across KRAS G12D mutant solid tumor models. In July, the companies executed an agreement, enabling the planned preclinical evaluation. Subject to the outcome of the preclinical evaluation and execution of a definitive agreement, the Companies intend to explore a future clinical trial collaboration to evaluate the combination in patients with advanced solid tumors.

•	On June 3, the Company announced that the U.S. Food and Drug Administration (FDA) granted Fast Track Designation (FTD) to VS-7375 for the treatment of adult patients with KRAS G12D-mutated unresectable locally advanced or metastatic NSCLC who have received platinum-based chemotherapy and an anti-PD-(L)1 antibody either concurrently or sequentially.
•	On May 7, the Company reported continued progress in the Phase 1/2 TARGET-D 101 trial, including advancement to the 1200 mg QD dose and PK data supporting target plasma exposure at the 900 mg QD dose.

Expected Key Milestones:

•	Report updated VS-7375 clinical data in October 2026.
•	Complete enrollment across all three TARGET-D Phase 2 trials by the end of 2026.
•	Meet with the FDA before the end of the year to review Phase 3 pivotal trial designs in 1L mPDAC, 1L mCRC, and 1L advanced NSCLC.
•	Enroll the first patient in each of the Phase 3 pivotal trials in the first half of 2027.

Corporate Updates

•	On May 26, the Company announced the appointment of Michael P. Bailey to its Board of Directors.
•	Today, the Company also reported that it has signed a non-dilutive, royalty financing agreement with Oberland Capital. Under the terms of the deal, the Company will receive up to $75 million in cash, with $50 million at closing on August 28, 2026, plus up to $25 million at the Company’s option provided that its calendar quarterly worldwide net sales of AVMAPKI FAKZYNJA CO-PACK are at least $40 million prior to May 15, 2027.
•	Secura Bio, Inc. achieved $200 million of cumulative worldwide net sales of COPIKTRA during Q2 2026, entitling Verastem to a $15 million milestone payment, which was received in July 2026.

Second Quarter 2026 Financial Results

Verastem Oncology ended the second quarter of 2026 with cash, cash equivalents, and investments of $136.4 million. On a pro forma basis, inclusive of the $50.0 million non-dilutive royalty financing arrangement that is expected to close on August 28, 2026, subject to satisfaction of closing conditions, and the $15.0 million net sales milestone from Secura, cash, cash equivalents and investments were $201.4 million as of June 30, 2026. Based on Verastem’s pro forma cash position, expected revenues from AVMAPKI FAKZYNJA CO-PACK sales, and access to the future tranche from the Oberland facility, Verastem believes it has sufficient capital to fund operations into the second half of 2027.

Total revenue for the three months ended June 30, 2026 (the “2026 Quarter”) was $40.1 million, compared to $2.1 million for the three months ended June 30, 2025 (the “2025 Quarter”).

Net product revenue for the 2026 Quarter was $25.1 million, compared to $2.1 million in net product revenue recognized for the 2025 Quarter. The Company began commercial sales of the AVMAPKI FAKZYNJA CO-PACK within the U.S. following receipt of FDA approval in May 2025.

Sale of COPIKTRA license and related assets revenue for the 2026 Quarter was $15.0 million, due upon Secura achieving cumulative worldwide net sales of COPIKTRA exceeding $200.0 million during the 2026 Quarter.

Total operating expenses for the 2026 Quarter were $72.8 million, compared to $45.9 million for the 2025 Quarter. Cost of sales was $4.0 million for the 2026 Quarter, compared to $0.4 million for the 2025 Quarter.

Research & development expenses for the 2026 Quarter were $41.3 million, compared to $24.8 million for the 2025 Quarter. The increase of $16.5 million, or 67%, was primarily due to increased costs for investigator fees, contract research organization costs, drug product manufacturing, and personnel costs, including non-cash stock-based compensation.

Selling, general & administrative expenses for the 2026 Quarter were $27.4 million, compared to $20.7 million for the 2025 Quarter. The increase of $6.7 million, or 32%, was primarily due to higher costs for personnel, including non-cash stock-based compensation and commercial operations.

Net loss (GAAP basis) for the 2026 Quarter was $34.7 million, or $0.35 per share (basic and diluted), compared to $25.9 million, or $0.39 per share (basic) for the 2025 Quarter.

Non-GAAP adjusted net loss for the 2026 Quarter was $30.6 million, or $0.31 per share (basic), compared to non-GAAP adjusted net loss of $41.3 million, or $0.62 per share (basic), for the 2025 Quarter. Please refer to the GAAP to non-GAAP Reconciliation attached to this press release.

Conference Call and Webcast

Verastem will host a conference call and webcast today at 4:30 p.m. ET to review the second quarter 2026 financial results and recent business updates. To access the live audio webcast of the call, along with accompanying slides, please visit the "Events & Presentations" page in the Investor section of the Company's website, https://investor.verastem.com/events. A replay of the webcast will be archived and available following the event.

Use of Non-GAAP Financial Measures

To supplement Verastem Oncology’s condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company uses the following non-GAAP financial measures in this press release: non-GAAP adjusted net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude certain amounts or expenses from the corresponding financial measures determined in accordance with GAAP.

Management believes this non-GAAP information is useful for investors, taken in conjunction with the Company’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to the Company’s operating performance and can enhance investors’ ability to identify operating trends in the Company’s business. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under GAAP, not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures for the three and six months ended June 30, 2026 and 2025 are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AVMAPKI and FAKZYNJA Combination Therapy

AVMAPKI (avutometinib) inhibits MEK kinase activity while also blocking the compensatory reactivation of MEK by upstream RAF. RAF and MEK proteins are regulators of the RAS/RAF/MEK/ERK (MAPK) pathway. Blocking RAF and/or MEK activates FAK, a key mediator of drug resistance. FAKZYNJA (defactinib) is a FAK inhibitor and together, the avutometinib and defactinib combination was designed to provide a more complete blockade of the signaling that drives the growth and drug resistance of RAS/MAPK pathway-dependent tumors.

The U.S. Food and Drug Administration (FDA) approved AVMAPKI® FAKZYNJA® CO-PACK (avutometinib capsules; defactinib tablets) for the treatment of adult patients with KRAS-mutated recurrent LGSOC who have received prior systemic therapy on May 8, 2025. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Verastem is conducting RAMP 301 (GOG-3097/ENGOT-ov81/GTG-UK) (NCT06072781), an international Phase 3 confirmatory trial evaluating the combination of avutometinib and defactinib versus standard chemotherapy or hormonal therapy for the treatment of recurrent low-grade serous ovarian cancer (LGSOC) with and without a KRAS mutation. Following a clinical update in June 2026, Verastem continues to follow patients in the Phase 1/2 RAMP 205 trial (NCT05669482), which is evaluating avutometinib plus defactinib in combination with standard-of-care chemotherapy as a first-line treatment for patients with advanced pancreatic cancer. Avutometinib and defactinib are not approved by the FDA or any other regulatory authority, either in combination or with other therapies, for any of these investigative uses. Neither avutometinib nor defactinib are approved by the FDA or any other regulatory authority on a stand-alone basis for any use.

AVMAPKI FAKZYNJA CO-PACK U.S. Indication

Indication

AVMAPKI FAKZYNJA CO-PACK is indicated for the treatment of adult patients with KRAS-mutated recurrent low-grade serous ovarian cancer (LGSOC) who have received prior systemic therapy. This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

Important Safety Information

Warnings and Precautions

•	Ocular Toxicities: Ocular toxicities, including visual impairment and vitreoretinal disorders, occurred. Perform comprehensive ophthalmic evaluation at baseline, prior to cycle 2, every three cycles thereafter, and as clinically indicated. Withhold AVMAPKI FAKZYNJA CO-PACK for ocular toxicities until improvement at the same or reduced dose. Permanently discontinue AVMAPKI FAKZYNJA CO-PACK for any grade 4 toxicity.
•	Serious Skin Toxicities: Skin toxicities, including photosensitivity and severe cutaneous adverse reactions (SCARSs) occurred. Adhere to concomitant medications. Monitor for skin toxicities and interrupt, reduce or permanently discontinue AVMAPKI FAKZYNJA CO-PACK based on severity, tolerability and duration.
•	Hepatotoxicity: Monitor liver function tests prior to each cycle, on day 15 of the first 4 cycles, and as clinically indicated. Withhold, reduce or discontinue AVMAPKI FAKZYNJA CO-PACK based on severity and persistence of abnormality.
•	Rhabdomyolysis: Monitor creatine phosphokinase prior to the start of each cycle, on day 15 of the first four cycles, and as clinically indicated. If increased CPK occurs, evaluate patients for rhabdomyolysis or other causes. Withhold, reduce or permanently discontinue AVMAPKI FAKZYNJA CO-PACK based on severity and duration of the adverse reaction.
•	Embryo-Fetal Toxicity: AVMAPKI FAKZYNJA CO-PACK can cause fetal harm. Advise patients of the potential risk to a fetus and to use effective contraception.

Adverse Reactions

The most common (≥ 25%) adverse reactions, including laboratory abnormalities, were increased creatine phosphokinase, nausea, fatigue, increased aspartate aminotransferase, rash, diarrhea, musculoskeletal pain, edema, decreased hemoglobin, increased alanine aminotransferase, vomiting, increased blood bilirubin, increased triglycerides, decreased lymphocyte count, abdominal pain, dyspepsia, dermatitis acneiform, vitreoretinal disorders, increased alkaline phosphatase, stomatitis, pruritus, visual impairment, decreased platelet count, constipation, dry skin, dyspnea, cough, urinary tract infection, and decreased neutrophil count.

Drug Interactions

•	Strong and moderate CYP3A4 inhibitors: Avoid concomitant use with AVMAPKI FAKZYNJA CO-PACK.
•	Strong and moderate CYP3A4 inducers: Avoid concomitant use with AVMAPKI FAKZYNJA CO-PACK.
•	Warfarin: Avoid concomitant use of AVMAPKI FAKZYNJA CO-PACK with warfarin and use an alternative to warfarin.
•	Gastric acid reducing agents: Avoid concomitant use of AVMAPKI FAKZYNJA CO-PACK with proton pump inhibitors (PPIs) or H2 receptor antagonists. If use of an acid-reducing agent cannot be avoided, administer FAKZYNJA 2 hours before or 2 hours after the administration of a locally acting antacid.

Use in Specific Populations

•	Lactation: Advise not to breastfeed.
•	Fertility: May impair fertility in males and females.

Click here for full Prescribing Information.

About VS-7375, an Oral KRAS G12D (ON/OFF) Inhibitor & the TARGET-D Clinical Program

VS-7375 is a potential best-in-class, potent, and selective investigational oral KRAS G12D dual ON/OFF inhibitor. It is designed to uniquely bind to both the active (ON) and inactive (OFF) states of KRAS G12D, with the potential to inhibit KRAS G12D signaling and tumor growth more completely than compounds that block KRAS G12D only in the OFF state or only in the ON state.

In June 2025, Verastem initiated TARGET-D 101, a Phase 1/2 dose escalation, dose expansion, and combination clinical trial evaluating the safety and efficacy of VS-7375 in patients with advanced KRAS G12D mutant solid tumors. Verastem has further expanded the VS-7375 clinical program with three Phase 2 registration-directed, open-label clinical trials, which are currently enrolling patients: TARGET-D 201 (NCT07644559) in second-line advanced or metastatic pancreatic ductal carcinoma (PDAC), TARGET-D 202 (NCT07659782) in second/third-line advanced or metastatic non-small cell lung cancer (NSCLC), and TARGET-D 203 (NCT07659795) in metastatic colorectal cancer (CRC).

In July 2025, U.S. Food and Drug Administration (FDA) granted Fast Track Designation (FTD) to VS-7375 for the first-line treatment of patients with KRAS G12D-mutated locally advanced or metastatic adenocarcinoma of the pancreas and for the treatment of patients with KRAS G12D-mutated locally advanced or metastatic PDAC who have received at least one prior line of standard systemic therapy. In June 2026, the FDA also granted FTD to VS-7375 for the treatment of adult patients with KRAS G12D-mutated unresectable locally advanced or metastatic NSCLC who have received platinum-based chemotherapy and an anti-PD-(L)1 antibody either concurrently or sequentially.

In December 2023, Verastem selected VS-7375 as its lead program from its collaboration with GenFleet Therapeutics, which aims to advance three oncology discovery programs related to RAS/MAPK pathway-driven cancers. The collaboration provides Verastem with an exclusive option to obtain a license for each of the three compounds in the collaboration after the successful completion of pre-determined milestones in a Phase 1 trial. In January 2025, Verastem exercised its license for VS-7375. The licenses would give Verastem development and commercialization rights outside the GenFleet markets of mainland China, Hong Kong, Macau, and Taiwan. GenFleet is developing VS-7375 as GFH375 in China.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a biopharmaceutical company committed to developing and commercializing new medicines to improve the lives of patients diagnosed with RAS/MAPK pathway-driven cancers. Verastem markets AVMAPKI® FAKZYNJA® CO-PACK in the U.S. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including RAF/MEK inhibition, FAK inhibition, and KRAS G12D inhibition. For more information, please visit www.verastem.com and follow us on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Such forward-looking statements address various matters about, among other things, Verastem Oncology’s programs and product candidates, strategy, future plans and prospects, including statements related to the potential for and timing of commercialization of product candidates, the expected outcome and benefits of the Company’s collaboration with GenFleet Therapeutics (Shanghai), Inc., the timing of commencing and completing trials and compiling data, the Company’s proforma cash position, the expected timing of the presentation of data by the Company and the potential clinical value of various of the Company’s clinical trials. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: the uncertainties inherent in research and development, such as the possibility of negative or unexpected results of clinical trials; that we may not see a return on investment on the payments we have and may continue to make pursuant to the collaboration and option agreement with GenFleet, or that GenFleet may fail to fully perform under the agreement; that we may not be successful in our continued commercialization of AVMAPKI FAKZYNJA CO-PACK; that we may not satisfy the closing conditions to receive $50.0 million from our non-dilutive royalty financing arrangement with Oberland Capital; that the development and commercialization of our product candidates may take longer or cost more than planned, including as a result of conducting additional studies or our decisions regarding execution of such commercialization; that data may not be available when expected; risks associated with preliminary and interim data, which may not be representative of more mature data; risks associated with the regulatory and policy actions proposed and enacted by the current U.S. presidential administration that may adversely affect our business; risks associated with the current administration’s reductions to the FDA’s workforce and any subsequent reductions that may lead to disruptions and delays in the FDA’s review and oversight of our product candidates and impact the FDA’s ability to provide timely feedback on our development programs; that our product candidates may not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients; and the risks identified under the heading "Risk Factors" as detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission (SEC) on March 4, 2026, as well as the other information we file with the SEC, are possibly realized. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

For Investor and Media Inquiries:

Julissa Viana
Senior Vice President, Corporate Communications,
Investor Relations & Patient Advocacy
investors@verastem.com or
media@verastem.com

Verastem Oncology

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Cash, cash equivalents, and investments	$136,353	$204,990
Accounts receivable, net	28,874	8,813
Inventory	2,396	1,833
Grants receivable	200	200
Prepaid expenses and other current assets	8,332	7,577
Right-of-use asset, net	2,625	491
Intangible assets, net	15,867	16,426
Restricted cash and other assets	11,864	6,112
Total assets	$206,511	$246,442

Current Liabilities	78,130	72,268
Long term debt	73,774	76,330
Vendor financing arrangement, long-term	2,500	5,000
Lease liability, long-term	2,121	—
Warrant liability	—	35,647
Stockholders’ equity	49,986	57,197
Total liabilities and stockholders’ equity	$206,511	$246,442

Verastem Oncology

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenue:
Product revenue, net	$25,078	$2,137	$43,749	$2,137
Sale of COPIKTRA license and related assets	15,000	—	15,000	—
Total revenue	40,078	2,137	58,749	2,137
Operating expenses:
Cost of sales - product	3,762	318	6,532	318
Cost of sales - intangible amortization	279	128	559	128
Research and development	41,338	24,786	79,555	53,938
Selling, general and administrative	27,409	20,669	49,709	35,692
Total operating expenses	72,788	45,901	136,355	90,076
Loss from operations	(32,710)	(43,764)	(77,606)	(87,939)
Other expense	(52)	(110)	(113)	(149)
Interest income	1,108	822	2,405	1,782
Interest expense	(360)	(212)	(743)	(404)
Loss on debt extinguishment	—	—	—	(1,826)
Change in fair value of warrant liability	—	20,320	9,323	17,904
Change in fair value of Notes	(1,843)	(2,990)	(3,714)	(7,405)
Net loss before taxes	(33,857)	(25,934)	(70,448)	(78,037)
Income tax expense	(816)	—	(816)	—
Net loss	$(34,673)	$(25,934)	$(71,264)	$(78,037)
Net loss per share—basic	$(0.35)	$(0.39)	$(0.72)	$(1.30)
Net loss per share— diluted	$(0.35)	$(0.62)	$(0.81)	$(1.41)
Weighted average common shares outstanding used in computing:
Net loss per share—basic	100,116	66,143	99,209	60,191
Net loss per share—diluted	100,116	74,037	99,634	68,182

Verastem Oncology

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net loss reconciliation
Net loss (GAAP basis)	$(34,673)	$(25,934)	$(71,264)	$(78,037)
Adjust:
Stock-based compensation expense	3,430	3,413	5,476	5,201
Amortization of acquired intangible assets	279	128	559	128
Non-cash interest, net	(116)	-	(235)	29
Change in fair value of warrant liability	—	(20,320)	(9,323)	(17,904)
Non-cash change in fair value of Notes	72	1,451	258	4,565
Loss on debt extinguishment	—	—	—	1,826
Severance and other	362	—	1,204	—
Adjusted net loss (non-GAAP basis)	$(30,646)	$(41,262)	$(73,325)	$(84,192)

Reconciliation of net loss per share
Net loss per share – basic (GAAP basis)	$(0.35)	$(0.39)	$(0.72)	$(1.30)
Adjust per basic share
Stock-based compensation expense	0.04	0.05	0.05	0.09
Amortization of acquired intangible assets	—	—	0.01	—
Non-cash interest, net	—	—	—	—
Change in fair value of warrant liability	—	(0.30)	(0.09)	(0.30)
Non-cash change in fair value of Notes	—	0.02	—	0.08
Loss on debt extinguishment	—	—	—	0.03
Severance and other	—	—	0.01	—
Adjusted net loss per share – basic (non-GAAP basis)	$(0.31)	$(0.62)	$(0.74)	$(1.40)
Weighted average common shares outstanding used in computing net loss per share—basic	100,116	66,143	99,209	60,191